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                                                                      EXHIBIT 12

                    THE HERTZ CORPORATION AND SUBSIDIARIES
        CONSOLIDATED COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (In Thousands of Dollars Except Ratios)

                                  Unaudited

                                                                Three Months
                                                               Ended March 31,
                                                           ---------------------
                                                              1999        1998
                                                           --------     --------
Income before income taxes                                 $ 82,039     $ 60,726

Interest expense                                             79,654       71,302

Portion of rent estimated to represent
   the interest factor                                       20,622       18,374
                                                           --------     --------

Earnings before income taxes and fixed charges             $182,315     $150,402
                                                           ========     ========

Interest expense (including capitalized interest)          $ 79,866     $ 71,487

Portion of rent estimated to represent
   the interest factor                                       20,622       18,374
                                                           --------     --------

Fixed charges                                              $100,488     $ 89,861
                                                           ========     ========

Ratio of earnings to fixed charges                              1.8          1.7
                                                           ========     ========